CONSENT OF AUTHOR

Ronald G. Simpson, P. Geo.
1975 Stephens Street
Vancouver, British Columbia
Canada V6K 4M7

US Securities and Exchange Commission

I, Ronald G. Simpson, P. Geo., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the Form 20F of Hard Creek Nickel Corporation contains any misrepresentation of the information contained in "Technical Report and Mineral Resource Estimate, Turnagain Nickel Project" dated March 29, 2007.

I do hereby consent to the filing with the regulatory authorities.

I consent to being an expert in the Form 20F.

Dated this 9th day of July, 2007.

PROFESSIONAL
PROVINCE OF
R. G. SIMPSON
BRITISH COLUMBIA
GEOSCIENTIST

Ronald G. Simpson, P. Geo.